Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-105794 on Form S-8 of our report dated March 15, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006), appearing in this Annual Report on Form 10-K of Sterling Chemicals, Inc. for the year ended December 31, 2006.
DELOITTE & TOUCHE LLP
Houston, Texas
March 15, 2007